Exhibit (a)(5)(A)

Amerant Bancorp Inc. Commences Modified Dutch Auction

Tender Offer to Repurchase up to $50.0 Million of its Class B

Common Stock

CORAL GABLES, Fla., Nov. 20, 2020 (GLOBE NEWSWIRE) -- Amerant Bancorp Inc. (NASDAQ: AMTB and AMTBB) (the “Company” or “Amerant”) announced today that it has commenced a modified “Dutch auction” tender offer (the “Tender Offer”) to purchase, for cash, up to $50.0 million of shares of its Class B common stock (the “Class B Common Stock”) at a price per share not greater than $12.55 and not less than $9.65, less any applicable withholding taxes and without interest. The Company intends to purchase the shares using cash and cash equivalents. On November 19, 2020, the closing price of the Class B Common Stock was $11.90 per share. The Tender Offer will expire at 11:59 p.m., New York City time, on December 18, 2020, unless extended or terminated.

If the Tender Offer is fully subscribed, the Company will purchase between 3,984,063 shares and 5,181,347 shares, or between 30% and 39%, respectively, of the outstanding Class B Common Stock as of November 12, 2020. Any shares tendered may be withdrawn prior to expiration of the Tender Offer. Shareholders that do not wish to participate in the Tender Offer do not need to take any action. The Company is pursuing the Tender Offer as a means to provide value and increased liquidity to its shareholders. Our directors, executive officers and affiliates are entitled to participate in the Tender Offer on the same terms as other shareholders and may do so in their discretion, subject to the Company’s internal compliance requirements.

A modified “Dutch auction” tender offer gives shareholders the opportunity to indicate how many shares of Class B Common Stock and at what price within the range described above they wish to tender their shares. Based on the number of shares tendered and the prices specified by the tendering shareholders, the Company will determine the lowest price per share that will enable it to acquire up to $50.0 million of shares of its Class B Common Stock. All shares accepted in the Tender Offer will be purchased at the same price regardless of whether a shareholder tendered at a lower price.

To tender shares of Class B Common Stock, shareholders must follow the instructions described in the “Offer to Purchase” and the “Letter of Transmittal” that the Company is filing with the U.S. Securities and Exchange Commission (“SEC”). These documents contain important information about the terms and conditions of the Tender Offer.

The Tender Offer is not contingent on the receipt of financing or any minimum value of shares being tendered. The Tender Offer will, however, be subject to other conditions, which are disclosed in the Offer to Purchase. Amerant believes that a modified “Dutch auction” tender offer is an efficient mechanism that will provide shareholders with the opportunity to tender all or a portion of their shares of Class B Common Stock.

The Board of Directors has authorized the Tender Offer. However, none of the Company, the Board of Directors, the dealer manager, the information agent or the depositary are making any recommendation to shareholders as to whether to tender or refrain from tendering their shares in the Tender Offer or as to the price at which shareholders may choose to tender their shares. No person is authorized to make any such recommendation. Shareholders must decide how many shares they will tender, if any, and the price within the stated range at which they will offer their shares for purchase. In doing so, shareholders should read carefully the information in, or incorporated by reference in, the Offer to Purchase and the Letter of Transmittal (as they may be amended or supplemented), including the purpose and effects of the Tender Offer. It is recommended that shareholders discuss their decisions with their own investment and tax advisors.

Keefe, Bruyette & Woods, a Stifel Company is acting as dealer manager and information agent for the Tender Offer, and the depositary is Computershare Trust Company, N.A. Registered holders will receive the Offer to Purchase, Letter of Transmittal and related documents. Beneficial holders will receive the Offer to Purchase and a communication from their bank, broker or custodian. For questions and information, please call the information agent toll-free in the United States at (877) 821-5775 or in Venezuela at 58 212-3353038.

Certain Information Regarding the Tender Offer

The information in this press release describing the Tender Offer is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell shares of Class B Common Stock in the Tender Offer. The Tender Offer is being made only pursuant to the Offer to Purchase and the related materials that the Company is filing with the SEC, and will distribute to its shareholders, as such materials may be amended or supplemented. Shareholders should read such Offer to Purchase and related materials carefully and in their entirety because they contain important information, including the various terms and conditions of the Tender Offer. Shareholders of the Company may obtain a free copy of the Tender Offer statement on Schedule TO, the Offer to Purchase and other documents that the Company is filing with the SEC from the SEC’s website at www.sec.gov. Shareholders also will be able to obtain a copy of these documents, without charge, from Keefe, Bruyette & Woods, a Stifel Company, the dealer manager and information agent for the Tender Offer, toll free in the United States at (877) 821-5775 or in Venezuela at 58 212-3353038. Shareholders should carefully read all of these materials prior to making any decision with respect to the Tender Offer.

About Amerant Bancorp Inc.

The Company is a bank holding company headquartered in Coral Gables, Florida. The Company operates through its subsidiaries, Amerant Bank, N.A. (the “Bank”), Amerant Investments, Inc., Amerant Trust, N.A. and Elant Bank and Trust Ltd. The Company provides individuals and businesses in the U.S., as well as select international clients, with deposit, credit and wealth management services. The Bank, which has operated for over 40 years, is the second largest community bank headquartered in Florida. The Bank operates 25 banking centers—18 in South Florida and 7 in the Houston, Texas area—and loan production offices in Dallas, Texas and New York, New York.

Visit our investor relations page at https://investor.amerantbank.com for additional information.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, statements regarding the Tender Offer, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “will,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “plan,” “point to,” “project,” “could,” “intend,” “target,” “goals,” “outlooks,” “modeled,” “create,” and other similar words and expressions of the future.

Forward-looking statements, including those as to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the Company’s actual results, performance, achievements, or financial condition to be materially different from future results, performance, achievements, or financial condition expressed or implied by such forward-looking statements. You should not rely on any forward-looking statements as predictions of future events. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with factors that include but are not limited to: the possibility that shareholders will not be receptive to the Tender Offer; the Company’s ability to consummate the Tender Offer, changes in general market, economic, tax, regulatory or industry conditions that impact the ability or willingness of the Company to consummate the Tender Offer on the terms described above or at all; credit risk; changes in market interest rates; the length and severity of the COVID-19 outbreak and its impact on the Company’s business and financial condition; economic downturn or recession; and government regulation and supervision. Additional factors that may cause actual results to differ materially from those described in the forward-looking statements can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, our quarterly report for the quarter ended June 30, 2020, as well as its other filings with the SEC, which are available on the SEC website at www.sec.gov. Except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements.

CONTACT

Investors

InvestorRelations@amerantbank.com

(305) 460-8728

Media

media@amerantbank.com

(305) 441-8414